EXHIBIT 99.1
Press Release

Clean Harbors Announces First-Quarter 2023 Financial Results

•Achieves Q1 Revenue Growth of 12% to $1.31 Billion on Strength of ES Segment
•Generates Q1 Net Income of $72.4 Million, or EPS of $1.33, with Adjusted EPS of $1.36
•Delivers Q1 Adjusted EBITDA Growth of 19% to $215.1 Million
•Raises Full-Year 2023 Adjusted EBITDA Guidance to Reflect Acquisition of Thompson Industrial Services

NORWELL, Mass. – May 3, 2023 – Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental and industrial services throughout North America, today announced financial results for the first quarter ended March 31, 2023.
“We opened 2023 with a strong first-quarter performance led by our Environmental Services segment,” said Mike Battles and Eric Gerstenberg, Co-Chief Executive Officers. “We delivered 12% top-line growth that translated to a 19% increase in Adjusted EBITDA. As a result, our Adjusted EBITDA margin grew by 110 basis points from the same period in 2022. The quarter’s profitable growth in the Environmental Services segment more than offset a decrease in the profitability of our Safety-Kleen Sustainability Solutions segment. In addition, we posted the best first-quarter safety results in our history, registering a Total Recordable Incident Rate (TRIR) of 0.61. Our team members did a phenomenal job embracing the ‘Safety Starts with Me’ mindset on the job every day.”

First-Quarter Results
Revenues increased 12% to $1.31 billion from $1.17 billion in the same period of 2022. Income from operations grew 39% to $121.0 million from $87.1 million in the first quarter of 2022.

Net income was $72.4 million, or $1.33 per diluted share. This compared with net income of $45.3 million, or $0.83 per diluted share, for the same period in 2022. Adjusted for certain items in both periods, adjusted net income was $74.1 million, or $1.36 per diluted share, for the first quarter of 2023, compared with adjusted net income of $45.4 million, or $0.83 per diluted share, for the same period of 2022. (See reconciliation tables below).

Adjusted EBITDA (see description below) increased 19% to $215.1 million from $180.3 million in the same period of 2022.

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Q1 2023 Segment Review
“Environmental Services (ES) revenues increased 13% year-over-year, and segment Adjusted EBITDA rose 24%. This resulted in a 21.3% margin and represents a 190-basis-point improvement over last year’s first quarter,” said Gerstenberg. “Favorable market dynamics continue to drive record levels of demand across nearly every business line in our ES segment. Industrial Services revenue grew 9% as we continue to cross sell our services by leveraging our customer relationships. Revenue from Safety-Kleen Environmental Services grew an impressive 18%, while Field Services revenue was up 12% driven by pricing and branch growth initiatives. Our Technical Services business posted revenue growth of 13% despite utilization at our incinerators in the quarter being lower than expected at 80% due to several unplanned outages and landfill volumes being down 8% due to severe flooding at our California site. Pricing has stayed strong, with average incineration price up 15%, as we continued our focus on higher-value waste streams and remaining price competitive while offsetting rising costs. Landfill pricing per ton was up 17% reflecting strength in the base business, along with a healthy mix of waste projects.”

“Safety-Kleen Sustainability Solutions (SKSS) revenues grew 7% in the first quarter, while Adjusted EBITDA decreased 20% from a year ago,” said Battles. “Revenues were up based on the re-refinery acquisition completed in mid-2022, higher base oil volumes and sales of ancillary services. However, our re-refinery spread was compressed in the quarter as the normal seasonal demand pickup has been slow to develop this year. As a result of that environment, base oil pricing has been under pressure compared with a year ago, when we experienced three first-quarter 2022 price increases. On the front end of the spread, waste oil collections in the quarter were strong at 59 million gallons, up 11% from a year ago. We rapidly lowered our pay-for-oil (PFO) pricing in the quarter in response to the market and expect that strategy to positively impact us in the coming months.”

Business Outlook and Financial Guidance
“Based on our positive market outlook, we remain excited about Clean Harbors prospects for 2023,” said Gerstenberg. “We see tangible momentum and strong demand across all of our key ES businesses. In particular, within Industrial Services, we completed the acquisition of Thompson Industrial on March 31. We’re moving quickly to integrate that business, and we expect it to add approximately $80 million of revenue and $9 million of Adjusted EBITDA during the final three quarters of 2023. In our disposal network, our backlog of waste grew again in the first quarter to a record level. Our project pipeline in ES is as strong as ever. With reshoring and government programs in full swing, we continue to expect a record year in our ES segment.”

“Within SKSS, we are expecting the market to stabilize following a difficult start to the year. We are actively managing our waste oil collection to drive our costs down considerably while still gathering the gallons necessary to supply our plants. Base oil and blended pricing is more challenging than we anticipated, including an unexpected price decline in April. We are going to continue to drive additional SKSS profitability to offset the spread compression through greater base oil production from a year ago, cost reduction initiatives, accelerating blended sales and cultivating interest in our environmentally friendly solutions. While we are
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com lowering our expectations for the SKSS segment in 2023, we anticipate that this reduction will be more than offset by continued growth within the ES segment,” Battles concluded.

For the second quarter of 2023, Clean Harbors expects Adjusted EBITDA to decrease 7% to 9% from the prior year.

For full-year 2023, Clean Harbors expects:
•Adjusted EBITDA in the range of $1.02 billion to $1.06 billion or a midpoint of $1.04 billion, which reflects the addition of an expected $9 million contribution from the Thompson Industrial acquisition. This range is based on anticipated GAAP net income in the range of $364 million to $400 million; and
•Adjusted free cash flow in the range of $305 million to $345 million, or a midpoint of $325 million, which includes $90 million of spend related to the Kimball incinerator. This range is based on anticipated net cash from operating activities in the range of $705 million to $765 million.

Non-GAAP Results
Clean Harbors reports Adjusted EBITDA, which is a non-GAAP financial measure and should not be considered an alternative to net income or other measurements under generally accepted accounting principles (GAAP) but viewed only as a supplement to those measurements. Adjusted EBITDA is not calculated identically by all companies, and therefore the Company’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Clean Harbors believes that Adjusted EBITDA provides additional useful information to investors since the Company’s loan covenants are based upon levels of Adjusted EBITDA achieved and management routinely evaluates the performance of its businesses based upon levels of Adjusted EBITDA. The Company defines Adjusted EBITDA in accordance with its existing revolving credit agreement, as described in the following reconciliation showing the differences between reported net income and Adjusted EBITDA for the three months ended March 31, 2023 and 2022 (in thousands, except percentages):

	For the Three Months Ended
	March 31, 2023	March 31, 2022
Net income	$72,401	$45,314
Accretion of environmental liabilities	3,407	3,156
Stock-based compensation	6,018	5,712
Depreciation and amortization	84,758	84,298
Other income, net	(116)	(704)
Loss on early extinguishment of debt	2,362	—
Interest expense, net of interest income	20,632	25,017
Provision for income taxes	25,676	17,466
Adjusted EBITDA	$215,138	$180,259
Adjusted EBITDA Margin	16.5%	15.4%
This press release includes a discussion of net income and earnings per share adjusted for the loss on early extinguishment of debt and the impacts of tax-related valuation allowances and other items as identified in the
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com reconciliations provided below. The Company believes that discussion of these additional non-GAAP measures provides investors with meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance. The following shows the difference between net income and adjusted net income, and the difference between earnings per share and adjusted earnings per share, for the three months ended March 31, 2023 and 2022 (in thousands, except per share amounts):

	For the Three Months Ended
	March 31, 2023	March 31, 2022
Adjusted net income
Net income	$72,401	$45,314
Loss on early extinguishment of debt	2,362	—
Tax-related valuation allowances and other*	(653)	114
Adjusted net income	$74,110	$45,428

Adjusted earnings per share
Earnings per share	$1.33	$0.83
Loss on early extinguishment of debt	0.04	—
Tax-related valuation allowances and other*	(0.01)	—
Adjusted earnings per share	$1.36	$0.83
* Other amounts include ($0.7) million or ($0.01) per share of tax impacts from the loss on early extinguishment of debt for the three months ended March 31, 2023.

Adjusted Free Cash Flow Reconciliation
Clean Harbors reports adjusted free cash flow, which it considers to be a measurement of liquidity that provides useful information to investors about its ability to generate cash. The Company defines adjusted free cash flow as net cash from operating activities excluding cash impacts of items derived from non-operating activities, less additions to property, plant and equipment plus proceeds from sale and disposal of fixed assets. The Company excludes cash impacts of items derived from non-operating activities. Adjusted free cash flow should not be considered an alternative to net cash from operating activities or other measurements under GAAP. Adjusted free cash flow is not calculated identically by all companies, and therefore the Company’s measurement of adjusted free cash flow may not be comparable to similarly titled measures reported by other companies.
An itemized reconciliation between net cash from (used in) operating activities and adjusted free cash flow is as follows for the three months ended March 31, 2023 and 2022 (in thousands):

	For the Three Months Ended
	March 31, 2023	March 31, 2022
Adjusted free cash flow
Net cash from (used in) operating activities	$28,008	$(38,629)
Additions to property, plant and equipment	(81,686)	(70,308)
Proceeds from sale and disposal of fixed assets	1,855	1,320
Adjusted free cash flow	$(51,823)	$(107,617)
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Adjusted EBITDA Guidance Reconciliation
An itemized reconciliation between projected GAAP net income and projected Adjusted EBITDA is as follows (in millions):

	For the Year Ending December 31, 2023
Projected GAAP net income	$364	to	$400
Adjustments:
Accretion of environmental liabilities	14	to	13
Stock-based compensation	26	to	29
Depreciation and amortization	360	to	350
Loss on early extinguishment of debt	2	to	2
Interest expense, net	120	to	115
Provision for income taxes	134	to	151
Projected Adjusted EBITDA	$1,020	to	$1,060
Adjusted Free Cash Flow Guidance Reconciliation
An itemized reconciliation between projected net cash from operating activities and projected adjusted free cash flow is as follows (in millions):

	For the Year Ending December 31, 2023
Projected net cash from operating activities	$705	to	$765
Additions to property, plant and equipment	(410)	to	(430)
Proceeds from sale and disposal of fixed assets	10	to	10
Projected adjusted free cash flow	$305	to	$345
Conference Call Information
Clean Harbors will conduct a conference call for investors today at 9:00 a.m. (ET) to discuss the information contained in this press release. During the call, management will discuss Clean Harbors’ financial results, business outlook and growth strategy. Investors who wish to listen to the webcast and view the accompanying slides should visit the Investor Relations section of the Company’s website at www.cleanharbors.com. The live call also can be accessed by dialing 866.682.6100 or 862.298.0702 prior to the start time. If you are unable to listen to the live conference call, the webcast will be archived on the Company’s website.
About Clean Harbors
Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental and industrial services. The Company serves a diverse customer base, including a majority of Fortune 500 companies. Its customer base spans a number of industries, including chemical, energy and manufacturing, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial,
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates in the United States, Canada, Mexico, Puerto Rico and India. For more information, visit www.cleanharbors.com.
Safe Harbor Statement
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “seeks,” “should,” “estimates,” “projects,” “may,” “likely,” or similar expressions. Such statements may include, but are not limited to, statements about future financial and operating results, and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, those items identified as “Risk Factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Forward-looking statements are neither historical facts nor assurances of future performance. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.
Contacts:

Eric J. Dugas	Jim Buckley
EVP and Chief Financial Officer	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
InvestorRelations@cleanharbors.com	Buckley.James@cleanharbors.com

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the Three Months Ended
	March 31, 2023	March 31, 2022
Revenues	$1,307,387	$1,169,109
Cost of revenues: (exclusive of items shown separately below)	931,514	843,389
Selling, general and administrative expenses	166,753	151,173
Accretion of environmental liabilities	3,407	3,156
Depreciation and amortization	84,758	84,298
Income from operations	120,955	87,093
Other income, net	116	704
Loss on early extinguishment of debt	(2,362)	—
Interest expense, net	(20,632)	(25,017)
Income before provision for income taxes	98,077	62,780
Provision for income taxes	25,676	17,466
Net income	$72,401	$45,314
Earnings per share:
Basic	$1.34	$0.83
Diluted	$1.33	$0.83
Shares used to compute earnings per share - Basic	54,076	54,408
Shares used to compute earnings per share - Diluted	54,404	54,672

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$304,307	$492,603
Short-term marketable securities	71,818	62,033
Accounts receivable, net	963,659	964,603
Unbilled accounts receivable	137,507	107,010
Inventories and supplies	322,386	324,994
Prepaid expenses and other current assets	103,370	82,518
Total current assets	1,903,047	2,033,761
Property, plant and equipment, net	2,027,513	1,980,302
Other assets:
Operating lease right-of-use assets	167,144	166,181
Goodwill	1,287,416	1,246,878
Permits and other intangibles, net	636,523	620,782
Other	62,365	81,803
Total other assets	2,153,448	2,115,644
Total assets	$6,084,008	$6,129,707

Current liabilities:
Current portion of long-term debt	$10,000	$10,000
Accounts payable	427,480	446,629
Deferred revenue	101,336	94,094
Accrued expenses and other current liabilities	313,916	396,716
Current portion of closure, post-closure and remedial liabilities	22,780	23,123
Current portion of operating lease liabilities	51,325	49,532
Total current liabilities	926,837	1,020,094
Other liabilities:
Closure and post-closure liabilities, less current portion	109,372	105,596
Remedial liabilities, less current portion	103,800	106,372
Long-term debt, less current portion	2,409,654	2,414,828
Operating lease liabilities, less current portion	118,074	119,259
Deferred tax liabilities	344,333	350,389
Other long-term liabilities	91,894	90,847
Total other liabilities	3,177,127	3,187,291
Total stockholders’ equity, net	1,980,044	1,922,322
Total liabilities and stockholders’ equity	$6,084,008	$6,129,707
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Three Months Ended
	March 31, 2023	March 31, 2022
Cash flows from (used in) operating activities:
Net income	$72,401	$45,314
Adjustments to reconcile net income to net cash from (used in) operating activities:
Depreciation and amortization	84,758	84,298
Allowance for doubtful accounts	1,398	3,619
Amortization of deferred financing costs and debt discount	1,354	1,561
Accretion of environmental liabilities	3,407	3,156
Changes in environmental liability estimates	683	312
Deferred income taxes	(363)	2,226
Other income, net	(116)	(704)
Stock-based compensation	6,018	5,712
Loss on early extinguishment of debt	2,362	—
Environmental expenditures	(8,348)	(3,615)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable and unbilled accounts receivable	(5,030)	(138,690)
Inventories and supplies	2,758	(13,610)
Other current and non-current assets	(17,328)	(32,924)
Accounts payable	(21,801)	43,001
Other current and long-term liabilities	(94,145)	(38,285)
Net cash from (used in) operating activities	28,008	(38,629)
Cash flows used in investing activities:
Additions to property, plant and equipment	(81,686)	(70,308)
Proceeds from sale and disposal of fixed assets	1,855	1,320
Acquisitions, net of cash acquired	(108,533)	5,000
Additions to intangible assets including costs to obtain or renew permits	(333)	(321)
Purchases of available-for-sale securities	(39,037)	(5,002)
Proceeds from sale of available-for-sale securities	29,800	10,450
Net cash used in investing activities	(197,934)	(58,861)
Cash flows used in financing activities:
Change in uncashed checks	164	(2,295)
Tax payments related to withholdings on vested restricted stock	(3,351)	(1,831)
Repurchases of common stock	(3,000)	(3,694)
Deferred financing costs paid	(6,094)	(291)
Payments on finance leases	(3,689)	(3,585)
Principal payments on debt	(616,475)	(4,384)
Proceeds from issuance of debt	500,000	—
Borrowing from revolving credit facility	114,000	—
Net cash used in financing activities	(18,445)	(16,080)
Effect of exchange rate change on cash	75	579
Decrease in cash and cash equivalents	(188,296)	(112,991)
Cash and cash equivalents, beginning of period	492,603	452,575
Cash and cash equivalents, end of period	$304,307	$339,584

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Supplemental information:
Cash payments for interest and income taxes:
Interest paid	$34,878	$33,697
Income taxes paid, net of refunds	37,141	3,121
Non-cash investing activities:
Property, plant and equipment accrued	27,533	11,397
Remedial liability assumed in acquisition of property, plant and equipment	—	13,073
ROU assets obtained in exchange for operating lease liabilities	10,203	7,342
ROU assets obtained in exchange for finance lease liabilities	5,153	4,679

Supplemental Segment Data (in thousands)

	For the Three Months Ended
Revenue	March 31, 2023			March 31, 2022
	Third-Party Revenues	Intersegment Revenues (Expenses), net	Direct Revenues	Third-Party Revenues	Intersegment Revenues (Expenses), net	Direct Revenues
Environmental Services	$1,060,982	$9,759	$1,070,741	$940,798	$6,647	$947,445
Safety-Kleen Sustainability Solutions	246,298	(9,759)	236,539	228,239	(6,647)	221,592
Corporate Items	107	—	107	72	—	72
Total	$1,307,387	$—	$1,307,387	$1,169,109	$—	$1,169,109

	For the Three Months Ended
Adjusted EBITDA	March 31, 2023	March 31, 2022
Environmental Services	$228,345	$183,602
Safety-Kleen Sustainability Solutions	41,463	51,877
Corporate Items	(54,670)	(55,220)
Total	$215,138	$180,259

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com